Exhibit 99.1
  MEDTOX® Scientific, Inc.
Third Quarter Conference Call
October 13, 2011

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Good morning everyone.  I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the Company.  Welcome to our third quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item:  Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors are described from time to time in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to welcome those listeners who have accessed this morning’s call on the internet.  Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry.  We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun, MEDTOX - Chairman, President & CEO:

Thank you, Kevin.

Our Laboratory segment drugs-of-abuse business showed growth of 12.9% in new business, which was offset by a 9.1% decrease in revenues from our existing client base.  Revenues from existing clients continue to be negatively impacted by economic conditions.  While economic conditions may continue to have a negative impact on laboratory drugs-of-abuse testing volumes from our existing client base, we have demonstrated a consistent ability to add new business quarter over quarter.  We are currently in the process of formulating our operating plan for 2012.  In this process we will address increasing our sales resources to put more emphasis on new business development in the laboratory drugs-of-abuse market.  Our clinical business continued to show solid growth in the quarter; Kevin will provide details.  Clinical Trial Services had a solid quarter and was up slightly from the third quarter of last year, which was a strong quarter.  Due to the project-based nature of Clinical Trial Services, it may show variability from quarter to quarter.  Therefore the Company believes that viewing performance over a longer term provides a better basis on which to judge this market.  On a current four-quarter basis ended September 30, 2011, compared to the previous four-quarter period, CTS revenues grew 52.2%.

In the Diagnostic segment, revenues were up 8.1% for the quarter compared to the prior-year period.  Solid revenue growth from our substance abuse products was partially offset by a reduction in Contract Manufacturing revenue quarter over quarter.  As we have previously disclosed, this is a business that we have been exiting and had expected the remaining client relationship to terminate by the end of 2011, but based on recent negotiations it may now extend into 2012.

Kevin…

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Thank you, Dick.  Here are some details regarding the quarter.

Revenues were $27.6 million for the quarter, up 6.9% from the third quarter of last year.

In our lab business, third quarter revenues were $22.0 million, up 6.6% from the third quarter of last year.  Revenues from drugs-of-abuse testing increased 3.8% for the quarter due to strong revenues from new clients, partially offset by a 9.1% decline in revenues from our existing drugs-of-abuse clients.  Revenues from existing drugs-of-abuse clients continue to be negatively impacted by economic conditions.  Clinical and Other Laboratory Services revenues were up 12.1% for the quarter due to continued strong growth generated by our expanded clinical laboratory capabilities, including testing for prescription management.  Revenues in Clinical Trial Services were up slightly in the quarter, compared to the strong third quarter of 2010.

In our Diagnostic business, third quarter revenues were $5.5 million, up 8.1% from the third quarter of last year, primarily due to an increase in revenues from device sales in the hospital and government markets, partially offset by decreased revenues in the workplace market.  The increase in revenues from device sales was partially offset by a decrease of $114,000 in sales of Contract Manufacturing services as we are phasing out of this business.

Our overall gross margin was 41.2% in the third quarter, compared to 41.9% from the third quarter of last year.

Our lab business operated at a 36.6% margin in the third quarter, down from 37.4% in the third quarter of last year.  The decrease in margin was primarily due to increased transportation expenses as a result of higher fuel costs from our service providers.

Margins in our POC Diagnostic division were 59.7% in the quarter, down from 60.3% in the third quarter of last year and were impacted by product mix.

Our Selling, General and Administrative expenses were $8.6 million, or 31.3% of revenues in the quarter, up slightly from $8.4 million, or 32.5% of revenues in the third quarter of last year.  The slight increase was due to increased costs associated with the growth in clinical revenue, offset by decreased incentive-based compensation.  Increased expenses associated with the growth in our Clinical and Other Laboratory Services business include an increase in bad debt and billing expenses related to increased third-party and patient billings.

Research and development expenses were $668,000 in the quarter compared to $576,000 in the third quarter of last year.

Net Income for the quarter was $1.3 million up 15.0% from last year.

Diluted earnings per share were $0.15 in the quarter compared to a $0.13 per share last year.

In terms of the balance sheet, our cash balance was $1.6 million at quarter-end, and our trade receivables are up from their year-end level, due to higher August and September sales.  Our days sales outstanding was 65.7 days for the quarter, compared to 72.8 days last year.  We had no short-term or long-term debt at quarter-end.

For the first nine months of the year, capital expenditures were $4.9 million and depreciation and amortization was $4.5 million.  Cash flow from operations was $9.6 million for the first nine months of the year.

This concludes our review of the Company’s financial performance.

Dick Braun, MEDTOX - Chairman, President & CEO:

Thank you, Kevin.  We would now be glad to take any questions that you may have.

QUESTION AND ANSWER

Nick Halen - Sidoti & Company - Analyst

Good morning, guys. So the first question I had is just regarding the margins. Looking back to the last seven to eight quarters it seems that you're hovering in around the 41% range. I'm just wondering, will you guys be able to hold that level without, say, double-digit sales growth going forward? What are your expectations on that end?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

If you take a look at margins, Nick, and take a look at it by segment, Laboratory Services margin growth is largely derived off of increase in revenue. Certainly there's a lot of leverage on the drugs-of-abuse side. If we see that growing faster, we'll see some pull-through on the gross margin side.

On the Diagnostics side, product mix is important to us. Our sales into the hospital market is our highest margin in that area. If that continues to grow faster, it should have a nice pull-through effect. Sales in the government have lower gross margins, so it's kind of a play between those two and how the growth comes out relative to the gross margin overall.

Dick Braun - MEDTOX - Chairman, President & CEO

One other comment on the mix with Diagnostics is the total exit of the Contract Manufacturing business should have some positive impact on the margin, since that was the lowest margin business that we conducted in Diagnostics.

Nick Halen - Sidoti & Company - Analyst

Then just on the clinical lab side, that's obviously shown great growth so far this year. I know you mentioned it briefly in your prepared remarks, but I was wondering if you can give us a little more insight into what's really driving the strength there, and what your expectations are going forward.

Jim Schoonover - MEDTOX - VP & CMO

This is Jim Schoonover. The growth really is in a number of areas. First and foremost, our Clinical Trial Services area continues to show good growth in terms of innovative and other related testing that we're doing for a number of new sponsors we've been able to engage in the last 12 months. The prescription management business again continues to grow well. We got into that business in a larger way probably about 12 to 14 months ago, and we're sort of learning our way through that in terms of the areas we want to focus on, but it continues to do well. Our general clinical business, our clinical toxicology services that we sell to hospitals, has grown some. We think there is much more growth available for us going forward, so that will be an area of focus in 2012. So really all of the areas have performed relatively well, but we think they can do that much better next year.

Nick Halen - Sidoti & Company - Analyst

Then just lastly real quick, the 13% increase in the new clients that you guys had, that's obviously a strong number. I was wondering if there are any industries in particular where you saw some solid strength and increased demand?

Jim Schoonover - MEDTOX - VP & CMO

Interestingly, first of all, we started to make some inroads in the temporary service area because that seems to be one that's doing well in a bad economy. The other thing we saw was a comeback in the construction-related clients that we've had, which is the first time we've seen that in a little while. Hopefully, that bodes well for the future. But we generally have a pretty broad-based effort towards the various parts of the economy, in terms of what industries we're going after. We don't really target them too much from a specific industry point of view.

Nick Halen - Sidoti & Company - Analyst

Great. Thanks, guys.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Good morning, gentlemen. I've got a couple of questions, and I need to offer the disclaimer that I missed the first couple minutes of the call due to a client discussion, and that means I missed a lot, including Dick's prepared comments, so hopefully I'm not making you replow a lot of ground here.

In terms of the workplace business, can you give us a feel for what kind of trends you saw within the quarter? I know, early in the summer, there was just a rash of bad news on the economy overall, in Europe. Was there any trending in the quarter that you can help us with?

Jim Schoonover - MEDTOX - VP & CMO

Steve, the July month historically is not a great month for the workplace lab business, a lot of vacations and a lot of impediments to hiring. We saw a bit of a slowdown in July of this year, this quarter. August and September were substantially better than July. We really, as I'm sure you can understand, don't have a great view of the future in terms of where this is all going to lead. But certainly the trend was better from the beginning of the quarter, being bad to the end of the quarter, being stronger.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Then you gave us a little color on the industrial or the industries that maybe were showing some flickers of light. Was there anything discernible amongst the customers from a customer size standpoint or a geography standpoint that stood out that might help us read the tea leaves?

Jim Schoonover - MEDTOX - VP & CMO

Not really, first of all, we tend to not be overly focused on very, very large corporate customers. We tend to try to stay in the mid-sized to small market versus the Fortune 100, Fortune 500. They seem to fit our model better. In terms of any geographic strength or weakness, we really didn't see any. There was no discernible trend.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay. Then switching gears to the hospital business, I heard some positive qualitative comments about the trajectory of the hospital business. But are there any metrics you can give us in terms of number of accounts that you've added or number of active Readers or consumable consumption that might put a little meat on the bones there?

Jim Schoonover - MEDTOX - VP & CMO

Sure. We added 53 new hospitals with Readers in the third quarter, so our total number of Readers in production went from 601 to 654. We have a backlog between 80 and 85 hospitals that are in the evaluation mode. From a fulfillment point of view, we're still averaging probably 75, give or take, devices per month, per hospital. That's a metric that's been pretty constant for a number of years actually; that hasn't really changed much.

Steven Crowley - Craig-Hallum Capital Group - Analyst

In terms of competitive landscape for that product, I know your major competitor in that space has had some quality issues with certain other diagnostic products. I'm not sure it's crept into drugs-of-abuse. Any thoughts there?

Dick Braun - MEDTOX - Chairman, President & CEO

Steve, this is Dick. Both from some experience we've had with hospital prospects and clients and some information that we've seen in the press, and also surveys that are done by various professional organizations with regards to quality of devices and readers, you're right. The major competitor has had some quality issues, and we're benefiting from that.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Good. Dick, also, I don't know if you referenced any thoughts on the pipeline for CTS and the kind of visibility you have for the next couple of quarters. I apologize if this is redundant, but any color you can give me there?

Dick Braun - MEDTOX - Chairman, President & CEO

We had not commented on that. I think we've customarily tried to give you some visibility into the next quarter, because we’ve said that it's difficult for us to predict beyond that because of the variability of trials being canceled and so forth. But the scheduling for this quarter, the fourth quarter, is very solid. If it continues on the track that we have set out for it, we would envision the fourth quarter being stronger than the third quarter.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great. Then one for you, Kevin, and I'll hop back in queue. Within your Product Sales, there are the three buckets. You gave us enough in the press release to figure out that the Contract Manufacturing revenues were just about $150,000 in the quarter, but there’s that Other category. Can you give us a breakdown of that Other category and therefore the point-of-collection devices?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Sure. The Other category, Steve, was $200,000. So the POCT products were about $5.2 million.

Steven Crowley - Craig-Hallum Capital Group - Analyst

So they had another solid quarter, up low double-digits year over year. You referenced in your prepared comments that obviously hospital is doing well. Government is doing well. Workplace if there's been a weak spot, has been that. Any additional color on why government is doing well here, and what kind of prospects there are in that business looking forward?

Jim Schoonover - MEDTOX - VP & CMO

I think there's a couple of sort of minor trends. Number one, there are a number of states where you're seeing more activity. Individuals are being taken out of the prison system and put into the probation and parole system, and there's more testing opportunities for us in that part of the system. We are not a big player within the prison world, but we are a big player within the probation/parole world.

We've also started to focus a little bit more on organizations that are related to child and family services. Those are budgets that have generally not been cut at the state level and therefore create opportunities for us. So I think we're trying to focus a little bit more on the areas within government where the budgets are actually working in our favor, versus cuts that we've seen in other areas.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great. Just one follow-up question as I think about it. You mentioned you no longer have any debt. So Kevin, you paid off, was it almost, $2 million in the third quarter? Is that the right math?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Sounds correct, Steve.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Thanks very much for taking my questions.

Ben Haynor - Feltl and Company - Analyst

Good morning, guys. On the drugs-of-abuse existing account retention, anything different there this quarter versus last? I know you said it was strong last quarter. Has anything changed there?

Jim Schoonover - MEDTOX - VP & CMO

The issue I think is not one of account retention. We generally don't lose accounts very often. We have a very good service group and our customers are generally very happy with the level of service we provide. I think the issue that we face, now for almost two years, is simply a lack of hiring on the part of our existing customers. We're not losing the customers, we're simply seeing less revenue per customer because they're not hiring as much.

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

And if you take a look at it, Ben, looking back at the second quarter compared to the third quarter this year, drugs-of-abuse testing in the lab is down slightly, and that's pretty consistent with what we see on an historical basis. In 2010, our third quarter was slightly higher than the second quarter, but if you go back the previous five years, 2010 is the exception there. Our normal historical trend is that third quarter workplace or laboratory drugs-of-abuse testing is slightly less than what we see in the second quarter. So it's fairly consistent with what we see historically as far as overall second to third quarter revenue in that area.

Ben Haynor - Feltl and Company - Analyst

Okay. Then you mentioned a couple of things accounting for the drop-off in SG&A this quarter versus last. Was stock-based compensation a big part of that, or what was kind of the breakdown there?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

I'm sorry. Your question was, was stock-based compensation a big part of that?

Ben Haynor - Feltl and Company - Analyst

Or incentive compensation?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Incentive-based comp was a significant component of that.

Ben Haynor - Feltl and Company - Analyst

Going from Q2 to Q3?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Right.

Ben Haynor - Feltl and Company - Analyst

Then any color on the different kind of areas of the clinical lab services in terms of strength or weaknesses?

Jim Schoonover - MEDTOX - VP & CMO

Not really, as we mentioned earlier, most of the areas within the clinical lab are performing well, some slightly better than others. Again, the Clinical Trial Services area has been very strong for us, and as Dick mentioned, looks pretty solid for this coming quarter, or the quarter we're in. Our prescription management focus has gotten a tighter focus on it in terms of what part of that market we want to go after. We're actively involved in driving new revenue through that part of the clinical lab. So it's really been fairly broad-based in terms of the growth.

Ben Haynor - Feltl and Company - Analyst

Okay. Then synthetic drugs, anything new there, as it seems to be getting more and more press? Do you see growth picking up, or I imagine it's a relatively small part of the business.

Dick Braun - MEDTOX - Chairman, President & CEO

We've seen growth in that area. There are a limited number of laboratories that actually have the capability of detecting the synthetic drugs. The scientific expertise requires sophistication and the equipment is quite expensive. We have been developing panels for that particular market. We see more and more people being sensitive to it in terms of wanting to test more, so I think we will see some growth there.

One of the constraints maybe is that the tests are fairly expensive compared to the kind of panels that one uses either in probation/parole or in workplace, and so there will be some budgetary constraints on the customer’s part.

Ben Haynor - Feltl and Company - Analyst

Okay. Great, that's all I had. Thank you, guys.

Zarak Khurshid - Wedbush Securities - Analyst

Yes, Zarak Khurshid at Wedbush Securities. First time caller here. Thanks for taking the questions. It sounds like you've been taking some share in the hospital. Can you just describe kind of what exactly may be driving that? For me, I'm not an expert in this story. Could you just talk about how your market share has evolved over the last year or two in drugs-of-abuse in the hospital? Thank you.

Jim Schoonover - MEDTOX - VP & CMO
Sure. We've made a decision through our Diagnostic area a number of years ago to develop a Reader for our devices. The Reader is simply a mechanism by which a laboratory technician in the hospital can have a printout of the initial immunoassay test results. We recognized at that time that the primary market share was controlled by one competitor. We made a determination that we were going to take a very focused, but patient view in that market and have a quality product and a quality Reader and simply continue to drive sales efforts into the market and try to gain some market share. It probably took us about a year to really get our feet in the door, in many cases, but over the last year to 18 months, we've seen more opportunities in that market. Some of that may be driven by the fact that group purchasing organizations don't have quite as much of a stranglehold on purchasing decisions within that market, and some of it, as was referenced earlier in this call, that our quality has been extremely good, and we've seen some variation in quality by some of the other providers in the market. So it really is a combination of very good products and good service and a consistent sales effort, and it's producing benefits for us.

Zarak Khurshid - Wedbush Securities - Analyst

Can you quantify what the market share is today?

Jim Schoonover - MEDTOX - VP & CMO

That's a little tough, but I guess I would say that we believe, certainly, larger hospitals are less likely to use the type of Reader that we have, so we believe that the market is probably in the area of 3,500 to 4,000 hospitals. We currently have placements in approximately 600, so we have a decent market share but we certainly think there's more opportunity on the upside.

Zarak Khurshid - Wedbush Securities - Analyst

Great. Thank you.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Maybe just along that line of thought, Jim, as you look at expanding your footprint, is it grabbing more customers that are the shape and size that you have or actually with the passage of time, your solution appealing more to those larger hospitals?

Jim Schoonover - MEDTOX - VP & CMO

No, I think it's the former, not the latter. The large hospitals would most likely utilize the Reader maybe in an off-shift, or something of that nature, or almost as backup to their larger testing equipment. It would be a rare scenario where a large hospital would move, in total, away from auto analyzers onto any reader-based system simply because of economics. So we believe that, as I mentioned, approximately 4,000 hospitals are of the size and have the needs that we can fulfill with our system, and those are the ones we're targeting. We're trying to utilize a combined sales effort, packaging our Reader with other services that we offer hospitals to have a broader-based menu for them, and that seems to be gaining some traction.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Appreciate that clarification of that 3,500 to 4,000 as kind of your target market. I was going to ask about synthetic drugs, but you just kind of covered that as a potential new product or service offering opportunity from you guys. You've done a really nice job over the past, let's call it, three years in bringing some new service offerings and product offerings to the marketplace. Is there anything you can talk about in terms of stuff you have brewing for the future, or even the fact that you have new stuff brewing for the future? How can you help me understand what you have cooking there?

Dick Braun - MEDTOX - Chairman, President & CEO

Steve, this is Dick. Really our menu is pretty broad now, and we need to just go deeper into markets. You may have missed part of the prepared remarks, but we disclosed that as part of our planning process, which is ongoing right now, that we're going to look at expanding our sales organization, because almost all of the markets we're in, which is part of our strategy, are quite large compared to our size. So we feel that we can go deeper into them and we've got some proven models in most of these markets. So our effort really is going to be execution next year. The large of the execution enhancements will be through expanding the sales organization.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great. That leads to my last question, which was specific to Clinical Trial Services. As you've become a bigger player, but are still a relatively small player, how you're differentiating yourself in the marketplace right now?

Dick Braun - MEDTOX - Chairman, President & CEO

We are a small player. One of the ways we're differentiating ourselves is the level and the quality of the service group attached to the Clinical Trial Services. Our project managers get great kudos from all of our clients. It's really important to the pharma companies to have that kind of interface. Secondarily, we have a superb research and development group that can respond to unique and cutting-edge requests from some of these pharma companies. So I think those two things set us apart from a lot of our competitors.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great, thanks for taking my follow-up questions.

Dick Braun, MEDTOX - Chairman, President & CEO

We would like to thank you for joining us, and we look forward to speaking with you again when we announce year-end results.  Thank you.